Exhibit 10.16
ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Rogers Corporation (the “Company”) hereby grants to <first_name> <last_name> (the “Grantee”) <shares_awarded> Restricted Stock Units (this “Award”) under Article 8 of the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “Plan”). This Award Agreement (referred to below as the “Agreement”) entitles the Grantee to payment in the form of Shares upon satisfying the vesting conditions described below. The number of Restricted Stock Units subject to this Agreement shall be subject to adjustment as provided under Section 2.3 of the Plan. This Award is granted as of____________________(the “Grant Date”).
1.By checking the applicable acceptance box on the Charles Schwab & Co., Inc. website, Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan. The Grantee acknowledges that the Grantee has carefully reviewed this Agreement and all materials incorporated herein by reference, including the Plan. Unless otherwise indicated below, capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

2.Acceptance of Award. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement in the manner described in the immediately preceding paragraph prior to the close of business on the ninetieth (90th) day after the Grant Date.

3.Vesting.

(a)
The total number of Restricted Stock Units subject to this Award shall vest in equal one-third increments on each of the first three (3) anniversaries of the Grant Date provided that the Grantee is then employed by the Company or an Affiliate. Except to the extent provided in Section 3(b) below for special circumstances, Restricted Stock Units that are unvested as of the date of the Grantee’s employment termination for any reason shall be forfeited. Each date on which Restricted Stock Units vest under this Paragraph 3 is referred to below as a “Vesting Date.”

(b)
In the event of the Grantee’s Termination of Service due to death or the Grantee’s Disability or Retirement (as such terms are defined below) prior to the third Vesting Date, a “Pro-Rata Percentage” (as defined below) of the total number of Restricted Stock Units subject to this Award will be immediately vested. For purposes of this Section 3(b), “Pro-Rata Percentage” is equal to one-third of the total number of Restricted Stock Units subject to this Award multiplied by a fraction, the numerator of which shall equal the number of days that the Grantee was employed by the Company or its Affiliates since the Grant Date (if the death, Disability or Retirement occurs less than one year after the Grant Date) or since the most recent Vesting Date (if the death, Disability or Retirement occurs more than one year but less than three years after the Grant Date), and the denominator of which shall equal 365.

For purposes of this Agreement, “Disability” shall have the following meaning: The date on which the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Rogers entity employing the Grantee, each as reasonably determined by the Committee. In addition, the Committee may determine that the Grantee has incurred a Disability if the Grantee is considered “totally disabled” by the Social Security Administration.
For purposes of this Agreement, “Retirement” means Termination of Service after the Grantee has attained sixty years of age and has completed at least five years of vesting service. For avoidance of doubt, it is not necessary to complete five years of vesting service prior to attaining age sixty in order to qualify for Retirement. For purposes of this Agreement, “years of vesting service” shall be determined in the same manner as provided for under the Section 401(k) plan maintained by the Company as in effect on the Grant Date.

4.Settlement of Restricted Stock Units. The Company shall deliver or cause to be delivered to or on the behalf of the Grantee a Share with respect to each Restricted Stock Unit that becomes vested upon a Vesting Date or the Grantee’s death, Disability or Retirement as determined in accordance with Paragraph 3 above as soon as administratively practicable but in no event later than 60 days after the Vesting Date applicable to such Restricted Stock Unit or the Grantee’s death, Disability or Retirement. Notwithstanding the forgoing, the Committee shall be entitled in its sole discretion to delay the delivery of Shares with respect to Restricted Stock Units that vest prior to a Change in Control if the Company reasonably anticipates that its tax deductions with respect to such Shares would be limited, in whole or in part, due to Section 162(m) of the Code, but only to the extent and for the period of time permitted under applicable IRS regulations. The Grantee shall have no right to direct the Company as to when Shares shall be delivered under this Award. The Grantee shall have no rights of a shareholder with respect to any Shares subject to the Restricted Stock Units until such time, if any, as such Shares are actually delivered. Vested Shares to be delivered due to death shall be paid to the Grantee’s Beneficiary designated in accordance with Section 16 below.

5.Dividends. The Grantee shall also be paid cash in an amount equal to (a) the dollar value of cash dividends paid by the Company per Share during the period starting on the Grant Date and ending on the date Shares are actually delivered to the Grantee under the terms of this Agreement, multiplied by (b) the number of Shares vested under this Agreement. Any such dividends shall be paid to the Grantee, without interest, on the date Shares are actually delivered to the Grantee under the terms of this Agreement.

6.Change in Control. Restricted Stock Units shall not automatically vest upon a Change in Control; instead, accelerated vesting of all or part of this Award in connection with a Change in Control and the time for delivery of any Shares attributable to such Restricted Stock Units shall only apply as provided in Section 11.9 of the Plan. Notwithstanding the foregoing, if the Grantee is a party to an Officer Special Severance Agreement, treatment of the Restricted Stock Units under this Award upon and following a Change in Control shall be governed by such agreement.

7.Compensation Recovery. This Award shall be subject to being recovered under the Company’s Compensation
Recovery Policy or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights with respect to Shares delivered under this Agreement shall extend to any proceeds realized by the Grantee upon the sale or other transfer of such Shares.

8.Tax Withholding. The Grantee hereby agrees to make appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state, local or foreign law on account of the Grantee’s rights under this Agreement. The Grantee may satisfy any withholding obligation, in whole or in part, by electing (i) to make a payment to the Company in cash, by check, electronic funds transfer or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned Shares having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share), as may be permitted pursuant to written policies or rules adopted by the Committee in effect at the time of the delivery of the Shares, or (iii) by any combination of (i) and (ii). In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Grantee to have the Company withhold a number of Shares which would otherwise be issued pursuant to this Agreement having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share). The value of Shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a Share as of the date the amount of tax to be withheld is to be determined. For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion from time to time for any reason.

9.The Plan. This Agreement is subject in all respects to the terms, conditions, limitations, and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

10.No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated to continue to employ the Grantee, nor does the Plan or this Agreement impose any such obligation. In addition, the Company or an Affiliate may at any time dismiss the Grantee from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.Purchase Only for Investment. To insure the Company’s compliance with the Securities Act of 1933, as amended, the Grantee agrees for himself or herself, the Grantee’s legal representatives and estate, or other persons who acquire the rights under this Agreement upon his or her death, that Shares will be acquired hereunder for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with, or exempt from, the registration and prospectus requirements of that Act.

13.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, United
States of America.

14.Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, the Plan, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Grantee may be via a Company e-mail system, by reference to a location on a Company intranet site to which the Grantee has access, or by a website maintained by a third party engaged to provide administrative services to the Plan.

15.Electronic Signature. All references to signatures of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. The Grantee’s electronic signature is the same as, and shall have the same force and effect as, the Grantee’s manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

16.Beneficiary Designation. The Grantee may designate Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Grantee’s death. The beneficiary designation form can be found at the Charles Schwab & Co., Inc. Equity Award Center website (https://www.schwab.com/public/eac/home) or obtained by contacting the Company’s Director, Compensation and Benefits. In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Grantee acknowledges that any rights under this Agreement that survive the Grantee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Grantee’s will) to the contrary.

17.Section 409A. It is intended that the Restricted Stock Units under this Agreement shall qualify as a short-term deferral exempt from Section 409A of the Code.

18. Personal Information. The Grantee hereby agrees that the necessary data to administer the Plan may be transferred from any direct or indirect subsidiary of the Company to the Company, and/or a securities brokerage firm and/or any other entity responsible for administering the accounts of participants of the Plan. Such data includes your name, your position, your address, your date of birth and all other data necessary to prove the eligibility to receive shares and the data necessary to calculate any tax withholdings.

Accepted and agreed by:

ROGERS CORPORATION

By: /s/ David Mathieson
Name: David Mathieson
Title: VP Finance & CFO

By clicking the applicable acceptance box on the Charles Schwab & Co., Inc. website, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.